Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm
on Financial Statement Schedule

To the Board of Directors and Stockholders

of NGP Capital Resources Company:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 9, 2012 appearing in the accompanying  Registration Statement on Form N-2 also included an audit of the senior securities table appearing on page 67 of the Registration Statement. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 16, 2013